Exhibit 99.1
NEWS RELEASE

CONTACTS	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S INC. REPORTS FOURTH QUARTER AND FISCAL 2009 RESULTS
NASHVILLE, Tenn. (February 4, 2010) — O’Charley’s Inc. (Nasdaq: CHUX) today reported operating results for the 12-week and 52-week periods ended December 27, 2009.
Financial and Operating Highlights
•
For the fourth quarter of 2009, revenue decreased $14.0 million or 6.9 percent to $188.9 million, from $202.9 million in the fourth quarter of 2008. Same-store sales at O’Charley’s company-operated restaurants declined by 7.3 percent in the quarter, as a 0.2 percent increase in guest count was offset by a 7.5 percent decline in average check to $12.23. Same-store sales at Ninety Nine Restaurants declined by 6.5 percent, on a 2.0 percent decrease in guest count and a 4.5 percent decline in average check to $14.52. Same-store sales at Stoney River Legendary Steaks declined by 10.3 percent, as a 9.6 percent increase in guest count was offset by an 18.2 percent decline in average check to $38.82.

•
For the 2009 fiscal year, revenue decreased $50.3 million or 5.4 percent to $880.8 million, from $931.2 million in the 2008 fiscal year. Same-store sales at O’Charley’s company-operated restaurants declined by 5.8 percent for the year, on a 4.8 percent decrease in guest count and a 1.1 percent decline in average check. Same-store sales at Ninety Nine Restaurants declined by 6.8 percent, on a 4.7 percent decrease in guest count and a 2.2 percent decline in average check. Same-store sales at Stoney River Legendary Steaks declined by 16.4 percent, on a 4.7 percent decrease in guest count and a 12.3 percent decline in average check.

•
Restaurant-level margins, which the Company defines as restaurant sales less cost of food and beverage, payroll and benefits costs, and restaurant operating costs declined to 12.7 percent of restaurant sales in the fourth quarter from 14.4 percent in the prior year quarter. This decline was due primarily to the deleveraging impact of reduced sales on payroll and benefits costs, and on rent and other fixed costs. For the full year, restaurant-level margins increased to 15.4 percent of restaurant sales from 15.1 percent in the prior year, as reductions in food and beverage costs and restaurant operating costs as a percent of restaurant sales offset increases in labor costs.

CHUX Reports Fourth Quarter and Full Year Results for 2009

February 4, 2010
•
Subsequent to the end of the fiscal year, the Company closed three Ninety Nine restaurants in Connecticut, and one O’Charley’s restaurant in Florida, and plans to close two additional Ninety Nine restaurants. Results for the quarter include impairment charges for these closed restaurants; for one previously-closed Stoney River restaurant; and for three O’Charley’s restaurants, seven Ninety-Nine restaurants and one Stoney River restaurant that will remain open. The non-cash impairment charges for these 18 restaurants were not included in the Company’s previously-issued guidance, and increased the fourth quarter loss from operations by $9.2 million. Results for the full year include impairment charges of $11.4 million. Prior year results include goodwill and other impairment charges of $61.0 million for the fourth quarter, and $110.6 million for the full year.

•
Including the impairment charges, loss from operations in the fourth quarter of 2009 was $11.1 million, while income from operations was $6.4 million for the full year. In comparison, loss from operations was $63.1 million in the prior year quarter and $102.7 million for the 2008 fiscal year.

•
Results for the fourth quarter include net interest expense of $2.5 million, and income tax expense of $1.6 million, resulting in a net loss of $15.2 million, or $0.72 per share. For the 2009 fiscal year, net loss was $7.3 million, or $0.35 per share. In comparison, net loss in the prior year fourth quarter was $68.2 million, or $3.34 per share, while net loss for the prior fiscal year was $132.5 million, or $6.34 per share, and included the impact of a valuation allowance on the Company’s deferred tax assets.

“Given the economic environment, this past year was one of the most challenging in the recent history of the casual dining industry,” said Jeffrey D. Warne, president and chief executive officer of O’Charley’s Inc. “Like most of our competitors, we experienced a decline in same-store sales. During the fourth quarter, we increased our focus on driving guest counts through innovative and value-oriented food and beverage offerings, and our guests responded. O’Charley’s guest counts in the fourth quarter were positive for the first time in four years, Stoney River guest counts were positive for the first time in over three years, and Ninety Nine’s guest counts showed an improvement versus recent trends. Each of our brands exceeded their relevant comparative Knapp-Track™ averages for same-store guest counts, and we continued to see significant improvement in our guest satisfaction scores compared to the prior year quarter. While the resulting declines in average check put pressure on our margins and negatively impacted our fourth quarter financial results, we believe that we induced trial among new and lapsed guests, and improved the positioning of our brands as preferred casual-dining destinations.”
Outlook for the First Quarter of 2010
While the Company expects economic conditions and consumer spending to gradually improve as 2010 progresses, it does not believe that it has sufficient visibility to offer a full-year projection of its financial performance. The Company’s first quarter is a 16-week quarter, while its second through fourth quarters are each 12 weeks. Based upon historical seasonal patterns, average weekly sales per restaurant are typically higher in the first quarter than in subsequent quarters, and the Company typically generates a disproportionate share of its income from operations in the first quarter. The Company’s sales in January 2010 were negatively impacted by inclement weather and continued discounting, and the Company continued to experience pressure on its margins. For the first quarter of 2010, the Company is forecasting total revenue of between $276 million and $282 million, and income from operations of between $6 million and $9 million. For the full year, the Company projects capital expenditures of between $14 million and $16 million. No new company-operated restaurant development is planned for 2010.

CHUX Reports Fourth Quarter and Full Year Results for 2009

February 4, 2010
“Although our total revenue for the fourth quarter of 2009 was below the range that we offered in our prior forecast, our income from operations before non-cash impairment charges was within our guidance range,” Warne said. “For 2010, we expect continued moderation in the cost of food commodities, and a continuation of the tight controls over labor scheduling and general and administrative costs that we implemented in 2009. Since many of our costs have become relatively fixed at current levels of average weekly sales per restaurant, improvement in profit margins will require improvement in sales. Therefore, driving profitable sales and maximizing free cash flow remain the primary focus of our team.”
Investor Conference Call and Web Simulcast
O’Charley’s Inc. will conduct a conference call on its 2009 fourth quarter earnings release on February 4, 2010, at 11:00 a.m. Eastern. The number to call for this interactive teleconference is (877) 941-2333, and the confirmation passcode is 4205577. Please dial in 10 minutes prior to the beginning of the call. A replay of the conference call will be available through February 18, 2010, by dialing (800) 406-7325 and entering passcode 4205577.
The live broadcast of O’Charley’s conference call will be available online:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82565&eventID=2702027
If you are unable to participate during the live Webcast, the call will be archived on the Company’s Web site at www.ocharleysinc.com, as well as www.streetevents.com and www.earnings.com, and will be available through February 18, 2010.
About O’Charley’s Inc.
O’Charley’s Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 368 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 244 restaurants in 19 states in the Southeast and Midwest, including 234 company-owned and operated O’Charley’s restaurants, and 10 restaurants operated by franchisees. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The company operates Ninety Nine restaurants in 113 locations throughout New England and the Mid-Atlantic states. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The company operates 11 Stoney River Legendary Steaks restaurants in six states in the Southeast and Midwest. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.

CHUX Reports Fourth Quarter and Full Year Results for 2009

February 4, 2010
Forward Looking Statement
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “forecast,” “expect,” “project,” “believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to the finalization of the Company’s fourth quarter and year end financial and accounting procedures, and may be affected by certain risks and uncertainties, including, but not limited to, the continued deterioration in the United States economy and the related adverse effect on our sales of decreases in consumer spending; the Company’s ability to comply with the terms and conditions of its financing agreements; the Company’s ability to maintain or increase operating margins and same-store sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results; the effect of increased competition; the Company’s ability to sell closed restaurants and other surplus assets; and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
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(Tables to Follow)

CHUX Reports Fourth Quarter and Full Year Results for 2009

February 4, 2010
O’Charley’s Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
12 Weeks Ended December 27, 2009 and December 28, 2008
All percentages shown as a percentage of total revenue unless indicated otherwise

	2009		2008
	(in thousands, except per share data)
Revenues:
Restaurant sales	$188,603	99.9%	$202,717	99.9%
Franchise and other revenue	266	0.1%	163	0.1%

	188,869	100.0%	202,880	100.0%
Costs and Expenses:
Cost of food and beverage	55,535	29.4%	60,092	29.6%
Payroll and benefits	69,515	36.9%	71,830	35.4%
Restaurant operating costs	39,539	21.0%	41,616	20.5%

Cost of restaurant sales (1)	164,589	87.3%	173,538	85.6%

Advertising and marketing expenses	6,553	3.5%	7,674	3.8%
General and administrative expenses	8,832	4.7%	11,028	5.4%
Depreciation and amortization	10,614	5.6%	11,911	5.9%
Impairment, disposal and restructuring charges, net	9,195	4.9%	15,371	7.6%
Goodwill impairment	0	0.0%	45,669	22.5%
Pre-opening costs	180	0.1%	746	0.4%

	199,963	105.9%	265,937	131.1%

Loss from Operations	(11,094)	-5.9%	(63,057)	-31.1%

Other Expense:
Interest expense, net	2,516	1.3%	4,071	2.0%
Other, net	4	0.0%	8	0.0%

	2,520	1.3%	4,079	2.0%

Loss before Income Taxes	(13,614)	-7.2%	(67,136)	-33.1%

Income Tax Expense	1,602	0.8%	1,081	0.5%

Net Loss	$(15,216)	-8.1%	$(68,217)	-33.6%

Basic and diluted loss per common share:
Net Loss	$(0.72)		$(3.34)

Weighted Average Common Shares Outstanding	20,989		20,406

(1)	Percentages calculated as a percentage of restaurant sales.
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CHUX Reports Fourth Quarter and Full Year Results for 2009

February 4, 2010
O’Charley’s Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
52 Weeks Ended December 27, 2009 and December 28, 2008
All percentages shown as a percentage of total revenue unless indicated otherwise

	2009		2008
	(in thousands, except per share data)
Revenues:
Restaurant sales	$879,909	99.9%	$930,317	99.9%
Franchise and other revenue	931	0.1%	843	0.1%

	880,840	100.0%	931,160	100.0%
Costs and Expenses:
Cost of food and beverage	256,823	29.2%	276,005	29.7%
Payroll and benefits	311,795	35.4%	325,996	35.0%
Restaurant operating costs	175,544	20.0%	187,966	20.2%

Cost of restaurant sales (1)	744,162	84.6%	789,967	84.9%

Advertising and marketing expenses	32,718	3.7%	34,257	3.7%
General and administrative expenses	38,343	4.4%	44,292	4.8%
Depreciation and amortization	47,283	5.4%	50,776	5.5%
Impairment, disposal and restructuring charges, net	11,355	1.3%	16,989	1.8%
Goodwill impairment	0	0.0%	93,656	10.1%
Pre-opening costs	597	0.1%	3,921	0.4%

	874,458	99.3%	1,033,858	111.0%

Income (Loss) from Operations	6,382	0.7%	(102,698)	-11.0%

Other Expense (Income):
Interest expense, net	11,628	1.3%	14,966	1.6%
Other, net	(68)	0.0%	10	0.0%

	11,560	1.3%	14,976	1.6%

Loss before Income Taxes	(5,178)	-0.6%	(117,674)	-12.6%

Income Tax Expense	2,147	0.2%	14,823	1.6%

Net Loss	$(7,325)	-0.8%	$(132,497)	-14.2%

Basic and diluted loss per common share:
Net Loss	$(0.35)		$(6.34)

Weighted Average Common Shares Outstanding	20,826		20,898

(1)	Percentages calculated as a percentage of restaurant sales.
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CHUX Reports Fourth Quarter and Full Year Results for 2009

February 4, 2010
O’Charley’s Inc.
Condensed Consolidated Balance Sheets (unaudited)
At December 27, 2009 and December 28, 2008

	2009	2008
	(in thousands)
Cash	$21,880	$6,818
Other current assets	34,174	56,698
Property and equipment, net	366,850	412,289
Trade names and other intangible assets	25,946	25,946
Other assets	13,405	18,511

Total assets	$462,255	$520,262

Current portion of long-term debt and capital leases	$1,979	$6,640
Other current liabilities	71,019	88,759
Long-term debt, net of current portion	128,121	152,989
Capitalized lease obligations	1,798	3,439
Other liabilities	50,219	56,675
Shareholders’ equity	209,119	211,760

Total liabilities and shareholders’ equity	$462,255	$520,262

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